EXHIBIT 10.15

SECOND AGREEMENT OF AMENDMENT

TO

REVOLVING LOAN AND SECURITY AGREEMENT

This Second Agreement of Amendment to Revolving Loan and Security Agreement ("Second Amendment") is effective September 22, 2008 by and among SOVEREIGN BANK, a federal savings bank, having an address of 101 Wood Avenue South, Iselin NJ 08830 ("Lender"), MEDIA SCIENCES INTERNATIONAL, INC., a Delaware corporation, MEDIA SCIENCES, INC., a New Jersey corporation, and CADAPULT GRAPHIC SYSTEMS, INC., a New Jersey corporation, having their chief executive office at 8 Allerman Road, Oakland NJ 07436 (either separately, jointly, or jointly and severally, "Borrower").

RECITALS

A.      Borrower has executed and delivered a certain (i) Secured Revolving Note dated February 12, 2008, in the original maximum principal sum of Eight Million Dollars ($8,000,000.00), and a certain (ii) Term Loan Note in the original maximum principal sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) payable to the order of Lender (collectively, "Note").

B.      In connection with the execution and delivery of the Note and to secure payment and performance of the Note and other obligations of Borrower to Lender, the Lender and Borrower have executed, among other things, a Revolving Loan and Security Agreement dated February 12, 2008, as amended ("Loan Agreement").

C.     In addition to the foregoing documents, Media Sciences International, Inc. and Media Sciences, Inc. (jointly and severally, "Pledgor") have executed certain Pledge and Control Agreements dated February 12, 2008 ("Pledge Agreement"). For purposes of convenience, the Borrower and Pledgor are jointly and severally referred to as "Obligors."

D.      In addition to the foregoing documents, the Obligors and Lender have executed or delivered other collateral agreements, certificates and instruments perfecting or otherwise relating to the security interests created. For purposes of convenience, the Note, Loan Agreement, Pledge Agreement and related collateral agreements, certificates and instruments are collectively referred to as the "Loan Documents.”

E.	Borrower has requested a modification of the Loan Documents.

F.      Lender and Obligors wish to clarify their rights and duties to one another as set forth in the Loan Documents.

NOW, THEREFORE, in consideration of the promises, covenants and understandings set forth in this Second Amendment and the benefits to be received from the performance of such promises, covenants and understandings, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENTS

1.        Lender and Obligors reaffirm, consent and agree to all of the terms and conditions of the Loan Documents as binding, effective and enforceable according to their stated terms, except to the extent that such Loan Documents are hereby expressly modified by this Second Amendment.

2.       In the case of any ambiguity or inconsistency between the Loan Documents and this Second Amendment, the language and interpretation of this Second Amendment is to be deemed binding and paramount.

3.	The Loan Agreement is hereby amended as follows:

A. The following is added as a DEFINITION:

“Dilution” – as defined in Section 1.1(f)

B. Section 1.1(b) is hereby amended to read as follows:

1.1(b) The term "Advance Limit" means the loans or advances which Lender may make to the Borrower pursuant to this Agreement which are not in the aggregate at any time outstanding to exceed the lesser of Eight Million ($8,000,000.00) Dollars or the sum of (A), (B) and (C) below:

(A) Up to eighty (80%) percent of the face amount of the Borrower's "Qualified Accounts" as that term is defined in this Agreement; plus

(B) up to the lesser of (i) $3,000,000.00, or (ii) fifty (50%) percent of the "Net Value of Qualified Inventory" as that term is defined in this Agreement, with a sub-limit not to exceed the lesser of $1,000,000.00 or the sum of (x) the full unpaid and outstanding balance of any standby letters of credit or bankers acceptances which Lender in its sole and absolute discretion may issue on account of the Borrower plus (y) fifty (50%) percent of the unpaid and outstanding balance of any documentary letters of credit issued on account of the Borrower for the purchase of Inventory in the ordinary course of business which Lender in its sole and absolute discretion may issue on account of the Borrower, with a further sub-limit not to exceed $250,000.00 of the “Net Value of Qualified In-Transit Inventory” as that term is defined in this Agreement, or (iii) sixty (60%) percent of the maximum amount available to be loaned or advanced pursuant to Section 1.1(b); less

(C) any reserves established by Lender pursuant to Section 1.1(f ) hereof.

C. Section 1.1(f) is hereby amended to read as follows:

1.1(f) Without limiting any other rights, terms, conditions or remedies of Lender, all loans, advances or financial accommodations made or otherwise available to Borrower is subject to Lender’s continuing right, in its reasonable discretion, to withhold from Borrower a reserve, and to increase and decrease such reserve from time to time, if and to the extent that, in Lender’s sole judgment, such reserve is necessary to protect the interests of Lender against (i) possible non-payment of Accounts for any reason by account debtors, (ii) for decreases in value of Collateral, (iii) for goods held on consignment, (iv) possible non-payment by Borrower of any indebtedness owed to, or liens held by, third parties, (v) if Dilution is in excess of ten (10%) percent at any time determined by Lender following a field examination or other appraisal of Collateral, or (vi) to protect the interests of Lender against the possible adverse effect of any state of facts which does or would, with or without notice or passage of time, or both, constitute a Default hereunder. “Dilution,” as of any determination thereof, is defined as the sum of (a) bad debt -writedowns, discounts, allowances, credits, or other items determined by Lender to be dilutive, divided by (b) Borrower’s net sales during such period of determination (excluding extraordinary items).

D. Section 7.16 is hereby amended to read as follows:

Section 7.16 Fixed Charge Coverage Ratio

The Borrower is not to cause or permit its Fixed Charge coverage ratio, tested quarterly, on a rolling three month basis for the quarter ended September 30, 2008, on a rolling six, nine and twelve month basis for each quarter ending thereafter, and thereupon based on a trailing twelve month basis, to be less than 1.05:1. Fixed Charge is defined as earnings before interest, taxes, depreciation and amortization ("EBITDA") less the sum of: cash taxes; cash capital expenditures; any cash dividends, distributions or loans, and other cash payments not captured on the current profit and loss statement, divided by principal payments on term debt (or capital leases), and cash interest. For all of the foregoing determinations, any equity contribution made to the Borrower will be applied to offset cash capital expenditures. For the foregoing determinations made during fiscal periods 2009 and 2010 only, cash received by Borrower from convertible debt offerings and associated warrants will be applied to offset cash capital expenditures together with the payments made to PNC Equipment Finance LLC/PNC Leasing pursuant to paragraph 5 of the Second Amendment.

4.       The Borrower’s failure to comply with Section 7.16 of the Loan Agreement for the quarter ended June 30, 2008 constitutes an event of Default under the Loan Agreement. Lender hereby agrees to grant a waiver thereof provided, however, that this waiver does not constitute (i) a modification or an alteration of any of the terms, conditions or covenants of the Loan Agreement or any other Loan Documents, all of which remain in full force and effect, or (ii) a waiver, release or limitation upon Lender’s exercise of any of its rights and remedies thereunder, all of which are hereby expressly reserved, or (iii) a waiver of compliance with Section 7.16 for any other period or purpose. This waiver does not relieve or release the Obligors in any way from any of their other respective duties, obligations, covenants or agreements under the Loan Agreement or any other Loan Documents or from the consequences of any event(s) of Default thereunder, except as expressly described above. This waiver does not obligate Lender, or be construed to require Lender, to waive any other event(s) of Default or defaults, whether now existing or which may occur after the date of this Second Amendment.

5.        Borrower executed a post closing letter dated February 12, 2008 in which Borrower agreed to obtain the termination of New Jersey UCC financing statement (a) #23840331 filed September 29, 2006 in favor of PNC Equipment Finance, LLC and (b) #23350373 filed December 23, 2005 in favor of PNC Leasing, LLC each as to Media Sciences, Inc. on or before May 14, 2008, as extended to June 30, 2008. Borrower’s failure to comply is an event of Default under the Loan Agreement. Lender hereby agrees to grant a waiver thereof and to accept performance in lieu thereof pursuant to this paragraph 5. Accordingly, the Borrower is to pay the obligations secured by such financing statements to PNC Equipment Finance, LLC and PNC Leasing, LLC (jointly and severally “PNC”), as follows:

(i)            Payments of principal and interest are to be made in the amount of $50,000.00 per month, payable on the first of each month (October 1, 2008 – March 1, 2009 – six payments);

(ii)           The remaining balance is to be paid in full on March 31, 2009 (estimated at approximately $250,000.00 on March 31, 2009);

(iii)         The obligation of approximately $528,488 (per PNC) will bear interest during the term at Prime plus 2.5%.

(iv)        Upon final payment of the obligation, PNC will promptly deliver a bill of sale for the equipment.

Upon payment, Obligors hereby represent that PNC has agreed to discharge and terminate such financing statements and provide evidence thereof promptly thereafter. Obligors are to provide evidence of such discharge and termination to Lender on or before April 30, 2009. The waiver by Lender in this paragraph 5 does not constitute (i) a modification or an alteration of any of the terms, conditions or covenants of the Loan Agreement or any other Loan Documents, all of which remain in full force and effect, or (ii) a waiver, release or limitation upon Lender’s exercise of any of its rights and remedies thereunder, all of which are hereby expressly reserved, or (iii) a waiver of compliance with the post closing letter for any other period or purpose. This waiver does not relieve or release the Obligors in any way from any of their other respective duties, obligations, covenants or agreements under the Loan Agreement or any other Loan Documents or from the consequences of any event(s) of Default thereunder, except as expressly described above. This waiver does not obligate Lender, or be construed to require Lender, to waive any other event(s) of Default or defaults, whether now existing or which may occur after the date of this Second Amendment.

6.       Except as set forth in paragraphs 4 and 5 above, Obligors represent and warrant that there are no defaults or events of Default pursuant to or defined in any of the Loan Documents, and that all warranties and covenants which have been made or performed by Obligors in connection with the Loan Documents were true and complete when made or performed.

7.       The Loan Documents are hereby amended to provide that a default, breach or failure on the part of Obligors to perform any covenant or condition hereunder or an event of Default otherwise defined in either this Second Amendment or any document executed in connection with this Second Amendment is to be deemed an event of Default for purposes of the Loan Documents.

8.       All representations, warranties and covenants made by Obligors to Lender in the Loan Documents are hereby repeated as though first made expressly in this Second Amendment.

9.        Except as otherwise provided herein, the Loan Documents continue in full force and effect, in accordance with their respective terms. The parties hereto hereby expressly confirm and reaffirm all of their respective liabilities, obligations, duties and responsibilities under and pursuant to said Loan Documents and consent to the terms of this Second Amendment. Capitalized terms used in this Second Amendment which are not otherwise defined herein have the meaning ascribed thereto in the Loan Documents.

10.     The parties agree to sign, deliver and file any additional documents and take any other actions that may reasonably be required by Lender including, but not limited to, affidavits, resolutions, or certificates for a full and complete consummation of the matters covered by this Second Amendment.

11.     This Second Amendment is binding upon, inures to the benefit of, and is enforceable by the heirs, personal representatives, successors and assigns of the parties. This Second Amendment is not assignable by Obligors without the prior written consent of Lender.

12.      To the extent that any provision of this Second Amendment is determined by any court or legislature to be invalid or unenforceable in whole or part either in a particular case or in all cases, such provision or part thereof is to be deemed surplusage. If that occurs, it does not have the effect of rendering any other provision of this Second Amendment invalid or unenforceable. This Second Amendment is to be construed and enforced as if such invalid or unenforceable provision or part thereof were omitted.

13.      This Second Amendment may only be changed or amended by a written agreement signed by all of the parties. By the execution of this Second Amendment, Lender is not to be deemed to consent to any future renewal or extension of the loan. This Amendment may only be changed or amended by a written agreement signed by all of the parties. This Amendment is deemed to be part of and integrated into the Loan Documents.

14.     This Second Amendment is governed by and is to be construed and enforced in accordance with the laws of New Jersey as though made and to be fully performed in New Jersey (without regard to the conflicts of law rules of New Jersey).

15.     The parties to this Second Amendment acknowledge that each has had the opportunity to consult independent counsel of their own choice, and that each has relied upon such counsel's advice concerning this Second Amendment, the enforceability and interpretation of the terms contained in this Second Amendment and the consummation of the transactions and matters covered by this Second Amendment.

16.     Obligors are to reimburse Lender for its costs, expenses, and reasonable attorneys' fees incurred in connection with this Second Amendment, upon execution of this Second Amendment.

17.     Obligors are to pay Lender a $2,000.00 fee in consideration for the waivers contained in this Second Amendment.

THE OBLIGORS, FOR THEMSELVES, THEIR SUBSIDIARIES (IF ANY) AND LENDER HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS SECOND AMENDMENT OR THE DEBT AS AN INDUCEMENT TO THE EXECUTION OF THIS SECOND AMENDMENT.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have signed this Second Amendment.

Attest/Witness:	MEDIA SCIENCES INTERNATIONAL, INC

/s/ K. D. Bloomgren	By: /s/ Michael W. Levin
Print Name: K. D. Bloomgren	Print Name: MICHAEL W. LEVIN
Title: CFO	Title: President/CEO

Attest/Witness:	MEDIA SCIENCES, INC

/s/ K. D. Bloomgren	By: /s/ Michael W. Levin
Print Name: K. D. Bloomgren	Print Name: MICHAEL W. LEVIN
Title: CFO	Title: President/CEO

Attest/Witness:	CADAPULT GRAPHIC SYSTEMS, INC.

/s/ K. D. Bloomgren	By: /s/ Michael W. Levin
Print Name: K. D. Bloomgren	Print Name: MICHAEL W. LEVIN
Title: CFO	Title: President/CEO

SOVEREIGN BANK

By: /s/ Alan M. Lapidus
Print Name: ALAN J. LAPIDUS
Title: SENIOR VICE PRESIDENT

STATE OF NEW JERSEY	)
) ss.
COUNTY OF Begen	)

I CERTIFY that on September 22, 2008, Michael W. Levin personally appeared before me and that this person acknowledged under oath, to my satisfaction, that this person is the President of Media Sciences, Inc., Media Sciences International, Inc. and Cadapult Graphic Systems, Inc., the corporations named in the attached document; this person executed and delivered the attached document on behalf of and as the voluntary act and deed of the corporations, and this person was authorized by the corporations to execute and deliver the attached document on behalf of the corporations.

/s/ Denise S. Hawkins